Exhibit 99.1

Company Press Release
August 8, 2018	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2018 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 14, 2018.

Highlights:

Compared to the prior year second quarter where applicable

•	Sales grew 1.6%. Market share continued to increase, primarily driven by solid growth from Dave’s Killer Bread (DKB), Wonder, and Nature’s Own.

•

Increased investments to drive consumer trial of new products, operational disruptions and additional costs due to inferior yeast, and elevated input and transportation costs negatively impacted adjusted EBITDA(1) margin.

•	Diluted EPS was unchanged at $0.21.

•	Adjusted diluted EPS(2) increased $0.01 to $0.25.

•

Revised earnings guidance for fiscal 2018: The company now expects adjusted diluted EPS in the range of $1.00 to $1.07. Previously the company expected adjusted diluted EPS in the range of $1.04 to $1.16.

(1)

Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

(2)	See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“In the second quarter, we achieved solid sales growth and continued to execute on our initiatives under Project Centennial,” said Allen Shiver, Flowers Foods president and CEO. “While we were pleased with our sales growth, several factors impacted our gross margins during the quarter, including promotional investments we made to support new products and inflationary cost pressures from commodities, labor, and transportation. In addition, we experienced widespread operational disruption caused by inferior yeast received from a supplier that impacted many of our bakeries. It took an extraordinary effort from our procurement, manufacturing, distribution, and sales teams to address the situation, and return operations to normal. We are continuing to assess the potential impact of the issue and our options with regard to being made whole by the supplier.

“As a result of these factors, we are revising our outlook for the year. Although I am proud of the team’s work to serve the market under difficult circumstances, we are not satisfied with our financial results so far this year. We have successfully navigated inflationary environments before, and we are working aggressively to address these cost headwinds using a variety of tools, including increased urgency with our supply chain optimization project.”

Mr. Shiver continued, “We are in the midst of a multi-year plan that is positioning Flowers for long-term success and value creation as a national branded baked foods company. We’ve been operating under our new organizational structure for seven months now and are fundamentally changing the way in which we work. The appointment of Ryals McMullian as chief operating officer is intended to enhance accountability as we optimize our supply chain, reduce costs, and drive profitable growth. Through our transformation, I am confident we can overcome the current challenges and successfully position Flowers Foods to drive enhanced value for shareholders.”

Revised Outlook for Fiscal 2018:

•	Expected sales in the range of approximately $3.921 billion to $3.982 billion, representing growth of approximately 0.0% to 1.6%.

•	Expected adjusted diluted EPS in the range of approximately $1.00 to $1.07, representing growth of approximately 12.4% to 20.2%.

•

Adjusted EPS guidance excludes consulting and restructuring costs associated with Project Centennial, which are expected to be in the range of $13 million to $15 million, and costs associated with matters affecting comparability that cannot be practicably estimated. See reconciliations of non-GAAP measures in the financial statements following this release.

Update on Project Centennial & Strategic Priorities

The company is executing on its strategic priorities under Project Centennial and implementing multiple initiatives designed to reinvigorate the core business, capitalize on product adjacencies, reduce costs to fuel growth, and develop leading capabilities. Launched in 2017, Project Centennial is an enterprise-wide, multi-year effort to streamline operations, drive efficiencies, and invest in strategic capabilities that strengthen Flowers’ competitive position, drive profitable revenue growth, and create shareholder value. As a result of a more efficient and productive organizational structure, reduced spending on purchased goods and services, continuous improvement, supply chain optimization, and improved ordering and stale reduction initiatives, the company is targeting total gross savings of $38 million to $48 million during fiscal 2018.

Highlights of the company’s progress in 2018 include:

•	Appointment of a chief operating officer and continued refinements to the organizational structure that better align operating functions and enhance execution and accountability.

•

Acceleration of a wide-range of supply chain optimization initiatives for the third quarter that are expected to improve efficiencies, lower costs, and drive enhanced gross margins. Teams have been re-prioritized to focus on key areas of opportunity across the company to drive faster benefit realization.

•	Substantial brand investments to support the launch of Nature’s Own Perfectly Crafted artisan-inspired, thick-sliced bakery breads and Dave’s Killer Bread Boomin’ Berry bagels.

•	A significant decrease in selling, distribution, and administrative (SD&A) workforce-related expenses due to organizational restructuring.

•	Implementation of enhanced working capital policies that improved the cash conversion cycle and generated incremental cash flow.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Weeks Ended
	Jul. 14, 2018	Jul. 15, 2017
Net income per diluted common share	$0.21	$0.21
Project Centennial consulting costs	0.01	0.03
Pension plan settlement loss	NM	—
Legal settlement	0.03	—
Adjustment to prior year provisional tax reform benefit	(0.03)	—
Loss on inferior ingredients	0.02	—
Restructuring charges	NM	—

Adjusted net income per diluted common share	$0.25	$0.24

NM - Not Meaningful
Certain amounts may not compute due to rounding. See reconciliations of non-GAAP measures in the financial statements following this release.

Consolidated Second Quarter 2018 Summary

Compared to the prior year second quarter where applicable

•	Sales increased 1.6% to $941.3 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: +0.4%

•	Volume: +1.2%

•	Net income increased 1.6% to $45.4 million. Excluding matters affecting comparability, net income increased 3.0% to $52.0 million.

•	Operating income decreased 23.9% to $52.3 million. Excluding matters affecting comparability, operating income decreased 13.6% to $67.5 million.

•	Adjusted EBITDA decreased 9.5% to $102.9 million, or 10.9% of sales, a 140 basis point decline.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 51.9% of sales, a 140 basis point increase. This increase was primarily driven by significant promotional activity related to new product launches in the quarter, operational disruptions related to inferior yeast, increases in outside purchases of product due to strong demand for DKB breakfast items and replacement product related to inferior yeast, higher ingredient costs and decreases in manufacturing efficiencies, partially offset by favorable price/mix.

•

SD&A expenses were 38.3% of sales, a 10 basis point decrease. Lower Project Centennial consulting costs and decreased workforce-related costs, as a percentage of sales, were partially offset by higher distributor distribution fees due to a larger portion of sales being sold via independent distributors and significantly higher marketing costs associated with the launch of Nature’s Own Perfectly Crafted bread. Additionally, higher legal settlements and transportation costs in the current quarter partially offset the decrease in SD&A expenses.

•	Depreciation and Amortization (D&A) expenses were $35.1 million, 3.7% of sales, flat with the prior year second quarter.

On a consolidated basis, branded retail sales increased 1.5% to $557.7 million, store branded retail sales increased 3.5% to $149.6 million, while non-retail and other sales increased 0.6% to $234.0 million. Continued sales growth from branded organic products and in our expansion markets, as well as more favorable price/mix resulted in the increase in branded retail sales, partially offset by increased promotional activity primarily related to new product launches, decreased production capacity as a result of inferior yeast, and volume declines in other branded products. Sales of DKB branded products continued to increase, partly due to the introduction of breakfast products during the second quarter of fiscal 2017. Store branded retail sales increased from both positive price/mix and volume increases. Volume growth in vending drove the increase in non-retail and other sales, partially offset by softer bakery outlet store sales and declines in price/mix.

DSD Segment Summary

Compared to the prior year second quarter where applicable

•	Sales increased 0.5% to $796.6 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 2.0%

•	Volume: -1.5%

•	Operating income decreased 31.4% to $54.5 million. In the quarter, the company recognized legal settlements, costs related to inferior yeast, and restructuring charges totaling $12.9 million.

•	Adjusted EBITDA decreased 10.4% to $97.6 million.

DSD Segment branded retail sales increased 1.4% to $521.9 million, store branded retail sales increased 1.3% to $121.5 million, while non-retail and other sales decreased 3.2% to $153.2 million. Branded retail sales increased due to significant sales growth for branded organic products, growth in our expansion markets, the launch of Nature’s Own Perfectly Crafted bread, and improved price/mix. This increase was partially offset by costs related to increased promotional activity, decreased production capacity as a result of inferior yeast, and softer volume for other branded items. Sales of DKB branded products continue to increase, driven by volume gains and the addition of DKB branded breakfast products during the second quarter of fiscal 2017. Store branded retail sales increased quarter over quarter due to positive price/mix, partially offset by volume declines. Volume losses in foodservice, partly due to the inferior yeast issue and the shift of certain foodservice business from the DSD Segment to the Warehouse Segment, and decreased sales of products in our bakery outlet stores resulted in decreased non-retail and other sales.

The decrease in the DSD Segment operating income as a percent of sales primarily resulted from $8.3 million of legal settlements, $3.9 million of currently identifiable and measurable costs related to shipments of inferior yeast, and $0.7 million of restructuring charges incurred during the second quarter of fiscal 2018, as well as costs related to increased promotional activity, and new product launches, as well as increased production costs partially due to shipments of inferior yeast. The benefit of the voluntary separation incentive plan and other restructuring initiatives and lower employee fringes partially offset these items.

Warehouse Segment Summary

Compared to the prior year second quarter where applicable

•	Sales increased 8.2% to $144.7 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: -2.0%

•	Volume: 10.2%

•	Operating income decreased 3.9% to $11.1 million.

•	Adjusted EBITDA decreased 1.6% to $16.1 million.

Warehouse Segment branded retail sales increased 2.3% to $35.8 million, store branded retail sales increased 14.7% to $28.1 million, while non-retail and other sales increased 8.8% to $80.8 million. Branded retail sales increased mostly due to growth in branded cake, partially offset by volume declines in warehouse-delivered branded organic bread and negative pricing/mix. Sales of store branded retail items increased primarily due to volume increases in store branded cake. Non-retail and other sales, which include contract manufacturing, vending and foodservice, increased primarily from significant volume growth in foodservice and vending sales, and to a lesser extent the shift of certain foodservice business from the DSD Segment to the Warehouse Segment in the current year, partially offset by declines in contract manufacturing.

The decrease in the Warehouse Segment operating income as a percent of sales was primarily due to a shift in mix from higher margin branded bread items to lower margin cake and foodservice items, increased product purchases from the DSD Segment, increased outside purchases of product, declines in manufacturing efficiencies, and higher distribution costs, partially offset by lower workforce-related costs.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•

Unallocated corporate expenses decreased 100 basis points to 1.4% of consolidated sales, primarily due to the $7.2 million decrease in Project Centennial consulting costs, and to a lesser extent, reduced legal expense.

Cash Flow, Dividends, Share Repurchases, and Capital Allocation

In the second quarter of fiscal 2018, cash flow from operating activities was $51.5 million (including a tax-advantaged voluntary pension contribution of $30 million), capital expenditures were $23.0 million, and dividends paid were $38.0 million.

There are 6.5 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Conference Call

Flowers Foods will hold a conference call to discuss its second quarter 2018 earnings at 8:30 a.m. (Eastern) on August 9, 2018. The call can be accessed by clicking on the webcast link on flowersfoods.com/investors. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2017 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Dave’s Killer Bread, and Tastykake. Learn more at www.flowersfoods.com.

FLO-IR

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, including as a result of product recalls or safety concerns related to our products, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Sales	$941,283	$926,639	$2,147,736	$2,114,288
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	488,871	468,246	1,113,993	1,076,314
Selling, distribution and administrative expenses	360,365	355,542	814,828	818,608
Gain on divestiture	—	—	—	(28,875)
Loss due to inferior ingredients	3,884	—	3,884	—
Restructuring charges	801	—	2,060	—
Impairment of assets	—	—	2,483	—
Multi-employer pension plan withdrawal costs	—	—	2,322	—
Depreciation and amortization expense	35,098	34,128	79,287	81,316

Income from operations	52,264	68,723	128,879	166,925
Other pension cost (benefit)	(298)	(1,443)	(1,033)	(3,366)
Pension plan settlement loss	1,035	—	5,703	—
Interest expense, net	1,748	3,278	4,649	8,326

Income before income taxes	49,779	66,888	119,560	161,965
Income tax expense	4,337	22,148	22,871	56,807

Net income	$45,442	$44,740	$96,689	$105,158

Net income per diluted common share	$0.21	$0.21	$0.46	$0.50

Diluted weighted average shares outstanding	211,507	210,269	211,443	210,223

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Sales:
Direct-Store-Delivery	$796,626	$792,892	$1,812,110	$1,792,752
Warehouse Delivery	144,657	133,747	335,626	321,536

	$941,283	$926,639	$2,147,736	$2,114,288

Gain on divestiture:
Warehouse Delivery	$—	$—	$—	$(28,875)

	$—	$—	$—	$(28,875)

Loss on inferior ingredients
Direct-Store-Delivery	$3,884	$—	$3,884	$—

	$3,884	$—	$3,884	$—

Restructuring charges:
Direct-Store-Delivery	$694	$—	$1,898	$—
Warehouse Delivery	49	—	76	—
Unallocated Corporate	58	—	86	—

	$801	$—	$2,060	$—

Impairment of assets:
Direct-Store-Delivery	$—	$—	$2,483	$—

	$—	$—	$2,483	$—

Multi-employer pension plan withdrawal costs:
Direct-Store-Delivery	$—	$—	$2,322	$—

	$—	$—	$2,322	$—

Depreciation and amortization expense:
Direct-Store-Delivery	$30,127	$29,355	$67,597	$70,417
Warehouse Delivery	4,902	4,761	11,527	11,072
Unallocated Corporate	69	12	163	(173)

	$35,098	$34,128	$79,287	$81,316

EBIT:
Direct-Store-Delivery	$54,481	$79,465	$138,906	$166,726
Warehouse Delivery	11,135	11,589	25,697	56,284
Unallocated Corporate	(13,352)	(22,331)	(35,724)	(56,085)

	$52,264	$68,723	$128,879	$166,925

Pension plan settlement loss:
Unallocated Corporate	$1,035	$—	$5,703	$—

	$1,035	$—	$5,703	$—

EBITDA:
Direct-Store-Delivery	$84,705	$108,919	$206,729	$237,375
Warehouse Delivery	16,037	16,350	37,224	67,356
Unallocated Corporate	(14,117)	(20,975)	(40,457)	(53,124)

	$86,625	$104,294	$203,496	$251,607

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

July 14, 2018
Assets
Cash and Cash Equivalents	$29,554
Other Current Assets	515,770
Property, Plant & Equipment, net	716,254
Distributor Notes Receivable (includes $25,603 current portion)	229,029
Other Assets	33,423
Cost in Excess of Net Tangible Assets, net	1,193,277

Total Assets	$2,717,307

Liabilities and Stockholders’ Equity
Current Liabilities	$401,593
Long-term Debt and Capital Leases (includes $9,706 current portion)	825,832
Other Liabilities	191,947
Stockholders’ Equity	1,297,935

Total Liabilities and Stockholders’ Equity	$2,717,307

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Cash flows from operating activities:
Net income	$45,442	$44,740	$96,689	$105,158
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	53,202	35,954	115,386	62,174
Changes in assets and liabilities and pension contributions	(47,133)	10,352	(63,452)	5,635

Net cash provided by operating activities	51,511	91,046	148,623	172,967

Cash flows from investing activities:
Purchase of property, plant and equipment	(22,984)	(14,454)	(49,534)	(31,919)
Divestiture of assets	—	—	—	41,230
Proceeds from sale of property, plant and equipment	791	983	1,290	1,312
Other	577	(1,179)	(801)	(2,841)

Net cash provided by (disbursed for) investing activities	(21,616)	(14,650)	(49,045)	7,782

Cash flows from financing activities:
Dividends paid	(38,045)	(35,716)	(74,288)	(69,601)
Exercise of stock options	—	167	791	6,416
Stock repurchases	—	(520)	(2,489)	(2,671)
Net change in debt borrowings	(1,250)	(44,150)	(2,500)	(108,100)
Other	4,738	4,489	3,333	(6,024)

Net cash disbursed for financing activities	(34,557)	(75,730)	(75,153)	(179,980)

Net increase (decrease) in cash and cash equivalents	(4,662)	666	24,425	769
Cash and cash equivalents at beginning of period	34,216	6,513	5,129	6,410

Cash and cash equivalents at end of period	$29,554	$7,179	$29,554	$7,179

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Net income per diluted common share	$0.21	$0.21	$0.46	$0.50
Gain on divestiture	—	—	—	(0.09)
Loss on inferior ingredients	0.02	—	0.02	—
Restructuring charges	NM	—	NM	—
Project Centennial consulting costs	0.01	0.03	0.03	0.07
Legal settlements and lease terminations	0.03	—	0.03	NM
Pension plan settlement loss	NM	—	0.02	—
Multi-employer pension plan withdrawal costs	—	—	0.01	—
Adjustment to prior year provisional tax reform benefit	(0.03)	—	(0.03)	—

Adjusted net income per diluted common share	$0.25	$0.24	$0.55	$0.49

NM - not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Sales	$941,283	$926,639	$2,147,736	$2,114,288
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	488,871	468,246	1,113,993	1,076,314

Gross Margin excluding depreciation and amortization	452,412	458,393	1,033,743	1,037,974
Less depreciation and amortization for production activities	18,903	19,740	44,188	47,615

Gross Margin	$433,509	$438,653	$989,555	$990,359

Depreciation and amortization for production activities	$18,903	$19,740	$44,188	$47,615
Depreciation and amortization for selling, distribution and administrative activities	16,195	14,388	35,099	33,701

Total depreciation and amortization	$35,098	$34,128	$79,287	$81,316

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Net income	$45,442	$44,740	$96,689	$105,158
Income tax expense	4,337	22,148	22,871	56,807
Interest expense, net	1,748	3,278	4,649	8,326
Other pension cost (benefit)	(298)	(1,443)	(1,033)	(3,366)
Pension plan settlement loss	1,035	—	5,703	—

Earnings before interest and income taxes	52,264	68,723	128,879	166,925
Gain on divestiture	—	—	—	(28,875)
Loss on inferior ingredients	3,884	—	3,884	—
Restructuring charges	801	—	2,060	—
Project Centennial consulting costs	2,215	9,389	8,647	24,795
Legal settlements and lease terminations	8,345	—	9,695	815
Multi-employer pension plan withdrawal costs	—	—	2,322	—

Adjusted EBIT	67,509	78,112	155,487	163,660
Other pension cost (benefit)	298	1,443	1,033	3,366
Depreciation and amortization	35,098	34,128	79,287	81,316
Lease termination depreciation impact	—	—	—	(1,844)

Adjusted EBITDA	$102,905	$113,683	$235,807	$246,498

Sales	$941,283	$926,639	$2,147,736	$2,114,288
Adjusted EBITDA margin	10.9%	12.3%	11.0%	11.7%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Income tax expense	$4,337	$22,148	$22,871	$56,807
Tax impact of:
Gain on divestiture	—	—	—	(11,117)
Loss on inferior ingredients	981	—	981	—
Restructuring charges	202	—	520	—
Project Centennial consulting costs	559	3,615	2,183	9,546
Legal settlements and lease terminations	2,107	—	2,448	314
Pension plan settlement loss	261	—	1,440	—
Multi-employer pension plan withdrawal costs	—	—	586	—
Adjustment to prior year provisional tax reform benefit	5,575	—	5,575	—

Adjusted income tax expense	$14,022	$25,763	$36,604	$55,550

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Net income	$45,442	$44,740	$96,689	$105,158
Gain on divestiture	—	—	—	(17,758)
Loss on inferior ingredients	2,903	—	2,903	—
Restructuring charges	599	—	1,540	—
Project Centennial consulting costs	1,656	5,774	6,464	15,249
Legal settlements and lease terminations	6,238	—	7,247	501
Pension plan settlement loss	774	—	4,263	—
Multi-employer pension plan withdrawal costs	—	—	1,736	—
Adjustment to prior year provisional tax reform benefit	(5,575)	—	(5,575)	—

Adjusted net income	$52,037	$50,514	$115,267	$103,150

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Earnings before interest and income taxes	$54,481	$79,465	$138,906	$166,726
Loss on inferior ingredients	3,884	—	3,884	—
Restructuring charges	694	—	1,898	—
Legal settlements and lease terminations	8,345	—	9,695	815
Multi-employer pension plan withdrawal costs	—	—	2,322	—

Adjusted EBIT	67,404	79,465	156,705	167,541
Depreciation and amortization	30,127	29,355	67,597	70,417
Depreciation on lease terminations	—	—	—	(1,844)
Other pension cost (benefit)	97	99	226	232

Adjusted EBITDA	$97,628	$108,919	$224,528	$236,346

Sales	$796,626	$792,892	$1,812,110	$1,792,752
Adjusted EBITDA margin	12.3%	13.7%	12.4%	13.2%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Warehouse Delivery
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Earnings before interest and income taxes	$11,135	$11,589	$25,697	$56,284
Gain on divestiture	—	—	—	(28,875)
Restructuring charges	49	—	76	—

Adjusted EBIT	11,184	11,589	25,773	27,409
Depreciation and amortization	4,902	4,761	11,527	11,072

Adjusted EBITDA	$16,086	$16,350	$37,300	$38,481

Sales	$144,657	$133,747	$335,626	$321,536
Adjusted EBITDA margin	11.1%	12.2%	11.1%	12.0%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	July 14, 2018	July 15, 2017	July 14, 2018	July 15, 2017
Earnings before interest and income taxes	$(13,352)	$(22,331)	$(35,724)	$(56,085)
Restructuring charges	58	—	86	—
Project Centennial consulting costs	2,215	9,389	8,647	24,795

Adjusted EBIT	$(11,079)	$(12,942)	$(26,991)	$(31,290)
Depreciation and amortization	69	12	163	(173)
Other pension cost (benefit)	201	1,344	807	3,134

Adjusted EBITDA	$(10,809)	$(11,586)	$(26,021)	$(28,329)

	Reconciliation of Earnings per Share - Full Year Fiscal 2018 Guidance
	Range Estimate
Net income per diluted common share	$0.91	to	$0.97
Project Centennial reorganization and consulting costs	0.04		0.05
Loss on inferior ingredients	0.02		0.02
Legal settlements	0.03		0.03
Pension plan settlement loss	0.02		0.02
Multi-employer pension plan withdrawal costs	0.01		0.01
Adjustment to prior year provisional tax reform benefit	(0.03)		(0.03)

Adjusted net income per diluted common share	$1.00	to	$1.07

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended July 14, 2018	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	-1.5%	2.0%	0.0%	0.5%
Warehouse Delivery	10.2%	-2.0%	0.0%	8.2%
Total Flowers Foods	1.2%	0.4%	0.0%	1.6%

For the 28 Week Period Ended July 14, 2018	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	-1.7%	2.8%	0.0%	1.1%
Warehouse Delivery	7.5%	-2.8%	-0.3%	4.4%
Total Flowers Foods	0.5%	1.1%	0.0%	1.6%